Exhibit 99.1

                                  NEWS RELEASE

                   NOVEMBER 14, 2000 FIBERCORE MOVES TO NASDAQ

CHARLTON, Mass.--(BUSINESS WIRE)--Nov. 14, 2000--FiberCore (NASDAQ: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that it has received approval for listing on the Nasdaq SmallCap Market.

The Company expects that its common stock, which will continue to trade under the symbol FBCE, will begin trading on the Nasdaq on November 16, 2000.

"Our move to the Nasdaq SmallCap Market represents an important milestone for FiberCore, Inc., its shareholders and employees as we strive to enhance our position within the rapidly growing fiber optic sector" said Dr. Aslami, President and CEO. "Just as our superior technology has elevated our profile within the industry, we are confident that this listing will significantly raise our visibility in the financial community, increase liquidity, and provide additional value." In particular, Dr. Aslami added, "our stock will now be available to those institutional investors who have been enthusiastic about FiberCore, but were prohibited from buying our stock in the over-the-counter market."

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -
(508) 248-3900 or by FAX - (508) 248-5588 or E-Mail FiberCore@aol.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; ability to obtain required financing; dependence on a limited number of suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
     FiberCore, Inc.

     Charles DeLuca, 508/248-3900
     FBCE2CDL@aol.com